Exhibit 99.a

05-02

For further information:

John F. Walsh

Director of Investor Relations

Southern Union Company

570-829-8662

THOMAS N. McCARTER NAMED TO

SOUTHERN UNION COMPANY BOARD OF DIRECTORS

WILKES-BARRE, Pa. – (BUSINESS WIRE) – January 31, 2005 – Southern Union Company (“Southern Union” or the “Company”) (NYSE: SUG) announced today that effective January 25, 2005, Thomas Nesbitt McCarter, III, 75, was named to its Board of Directors (the “Board”).  A Class I director, McCarter will serve in such capacity until the Company’s 2006 annual meeting of shareholders.

Since 1974, McCarter has been a general partner in W.P. Miles Timber Properties, New Orleans.  In addition to his directorship with Southern Union, he serves as chairman of the board of Ramapo Land Company, Sloatsburg, N.Y., vice chairman of the board of Runnymede Capital Management, Inc., Chatham, N.J., as a director of the Institute of Scientific Investment and Governance, Tokyo, and on the advisory board of the Whitehead Institute, Cambridge, Mass.

McCarter began his finance career in 1967 with Trainer, Wortham & Co., Inc., New York City, and left as executive vice president and director in 1971.  He went on to achieve success as an investment counseling executive and in several other businesses.  McCarter served as president of Mentor Management Group, New York City, from 1988 to 1990, and executive vice president of Yorke McCarter Owen & Bartles, Inc., New York City, from 1985 to 1989.

Throughout his career, McCarter has served as on the boards of several public and private companies, including serving as chairman of Stillrock Management from 1992 to 1996, and as a director for Nuvelo, Inc., from 1996 to 2004.  He has also served as chairman and president of several major non-profit organizations.

McCarter resides in Palm Beach, Fla.

About Southern Union Company

Southern Union Company, headquartered in Wilkes-Barre, Pa., is engaged primarily in the transportation and distribution of natural gas.

Through its Panhandle Energy subsidiary, the Company owns and operates Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company – one of North America’s largest liquefied natural gas import terminals.  Through CCE Holdings, LLC, a joint venture partnership with GE Commercial Finance Energy Financial Services, Southern Union also owns an interest in and operates the CrossCountry Energy pipelines, which include Transwestern Pipeline Company and 50% of Citrus Corp.  Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate more than 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.

Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.

For further information, visit www.southernunionco.com.